Exhibit 4.1

THIRD AMENDMENT TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
VEREIT OPERATING PARTNERSHIP, L.P.
(a Delaware limited partnership)
This Third Amendment (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of VEREIT Operating Partnership, L.P. (the “Partnership Agreement”), a Delaware limited partnership (the “Partnership”), dated as of January 3, 2014 and as amended by amendments dated January 26, 2015 and July 28, 2015, is entered into as of December 17, 2020 by VEREIT, Inc., a Maryland corporation and the sole general partner of the Partnership (the “General Partner”).
WHEREAS, the General Partner desires to amend the Partnership Agreement, pursuant to Article 11 thereof, as set forth below; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Partnership Agreement.

NOW THEREFORE, the Partnership Agreement shall be amended as follows:
1.Exhibit A to the Partnership Agreement shall be amended in connection with and in order to reflect the one-for-five reverse stock split of the outstanding REIT Shares as of the date hereof and maintain the one-to-one correspondence between REIT Shares and Common Units, by replacing the number of Common Units owned by each Partner as of the date hereof (such Partner’s “Pre-Split Unit Amount”) with an amount equal to the Pre-Split Unit Amount divided by five and rounded to the sixth decimal place.
2.The definition of “Conversion Factor” is hereby deleted in its entirety and replaced with the following:

“Conversion Factor” means 1.0, provided, that in the event that the General Partner (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines or reclassifies its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split subdivision, reverse split, combination or reclassification (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split, combination or reclassification has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, split, subdivision, reverse split, combination or reclassification, the Conversion Factor shall be determined as if the General Partner had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, split, subdivision, reverse split, combination or reclassification. Notwithstanding the foregoing, the Conversion Factor shall not be adjusted in connection with an event described in clauses (a), (b) or (c) of the first sentence of this definition, if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units and/or REIT Shares with respect to all applicable Common Units or effects a reverse split of, or otherwise combines, the Common Units, as applicable, that is comparable as a whole in all material respects with such event.
3.The Partnership Agreement and this Amendment shall be read together and shall have the same effect as if the provisions of the Partnership Agreement and this Amendment were contained in one agreement. Any provision of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof. After the date hereof, any reference to the Partnership Agreement shall mean the Partnership Agreement as modified by this Amendment.
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IN WITNESS WHEREOF, this Amendment to the Partnership Agreement has been executed on this 17th day of December, 2020.
GENERAL PARTNER:
VEREIT, INC.

By:    /s/Glenn J. Rufrano
    Name: Glenn J. Rufrano
    Title: Chief Executive Officer